EXHIBIT 99

NEWS RELEASE

DATE:   April 20, 2004

RELEASE DATE:   Immediate

SUMMIT FINANCIAL CORPORATION REPORTS
FIRST QUARTER NET INCOME UP 9%

GREENVILLE, SC -- Summit Financial Corporation (NASDAQ/Small Cap: SUMM) today reported net income of $987,000 for the first quarter of 2004, an increase of 9% from $909,000 for the first quarter of 2003. Net income per diluted share was $0.20 for the first three months of 2004, compared to $0.19 for the first three months of 2003. The net income reported for the first quarter of 2004 resulted in return on assets and return on equity of 1.18% and 12.00%, respectively.

J. Randolph Potter, President and CEO, said, “We are pleased to report strong earnings for the first quarter of 2004. Our performance reflects the Company’s focus on balance sheet and interest rate risk management, maintaining strong credit quality and providing superior products and services to our customers. We have continued to reduce our cost of funds, control overhead expenses, and sought new sources of noninterest income, which are strategies that have proven effective in improving the Company’s profitability.”

The primary contributor to the increase in net income for the first quarter of 2004 was the 10% increase in net interest income, driven by a 9% increase in average earning assets. Also contributing to the higher net income is management’s strong control of overhead expenses, which increased only 1% for the first quarter of 2004 from the comparable quarter of 2003 while total assets increased 5% between the two periods. These factors, resulting in higher net income, were somewhat offset by a reduction in other income, primarily in the amount of gain on sale of investment securities for the quarter ended March 31, 2004 as compared to the prior year.

At March 31, 2004, assets totaled $339.0 million, up from $323.2 million at March 31, 2003. Loans accounted for a majority of the asset growth, increasing 9% during the period, and ended the first quarter of 2004 at $240.2 million. Investment securities, the second largest earning asset, totaled $70.5 million at March 31, 2004. Asset growth was funded primarily by the reduction in liquidity and increases in FHLB borrowings. Deposits totaled $248.5 million at March 31, 2004, while total FHLB borrowings were $53.6 million. Mr. Potter commented, “The increase in loan demand experienced during the first quarter of 2004 is a tangible sign of an improving economy. We are cautiously optimistic that this trend will continue and lead to a higher level of loans outstanding thereby enhancing future earnings.”

Management continues its diligent focus on maintaining a quality loan portfolio and improving the level of classified and nonperforming loans. The Company reported net recoveries of previously charged-off loans totaling $52,000 for the first quarter of 2004, compared to net recoveries for the prior year period of $2,000. Loans past due in excess of 90 days at March 31, 2004 decreased to $144,000 or 0.06% of gross loans from $170,000 or 0.07% at December 31, 2003 and were reported at $171,000 at March 31, 2003. Total nonperforming assets at March 31, 2004 declined to $651,000 or 0.27% of gross loans plus OREO, compared to $712,000 or 0.31% at December 31, 2003, and $604,000 or 0.28% at March 31, 2003. The allowance for loan losses was 1.54%, 1.48%, and 1.62% at March 31, 2004, December 31, 2003, and March 31, 2003, respectively.

The Company ended the first quarter of 2004 with total equity of $34.3 million, a 15% increase from the prior year, and total risk-based capital of 14.3%. Book value per share was up 11% from the comparable period of 2003, to end the first quarter of 2004 at $7.77.

SUMMIT FINANCIAL CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	For the Quarters Ended March 31,		Percent
Income Statement Data	2004	2003	Change

Net interest income	$3,264	$2,961	10%
Provision for loan losses	210	173	21%
Noninterest income	620	761	(19%)
Noninterest expenses	2,242	2,223	1%
Provision for income taxes	445	417	7%
Net income	987	909	9%

Per share data (1):
Basic net income	$0.23	$0.22	5%
Diluted net income	$0.20	$0.19	5%
Book value	$7.77	$6.98	11%
Average diluted shares outstanding	4,857,000	4,781,000	2%

	March 31,		Percent
Balance Sheet Data	2004	2003	Change

Total assets	$338,968	$323,222	5%
Total earning assets	323,356	306,126	6%
Gross loans	240,193	219,424	9%
Allowance for loan losses	3,699	3,545	4%
Investment securities	70,477	70,952	(1%)
Total deposits	248,512	249,243	0%
Total interest-bearing liabilities	264,762	255,346	4%
Shareholders' equity	34,283	29,738	15%

	March 31,		Percent
Selected Ratios	2004	2003	Change

Return on average assets	1.18%	1.20%	(2%)
Return on average equity	12.00%	12.58%	(5%)
Net interest margin	4.26%	4.24%	0%
Tier 1 risk-based capital ratio	13.06%	12.15%	7%
Total risk-based capital ratio	14.30%	13.41%	7%
Leverage ratio	10.02%	9.49%	6%
Net (recoveries) charge-offs to average loans	(0.09%)	(0.00%)	100%
Nonperforming assets to loans plus OREO	0.27%	0.28%	(4%)
Allowance for loan losses to gross loans	1.54%	1.62%	(5%)

	March 31,		Percent
Stock Performance, at period end	2004	2003	Change

Closing market price (1)	$18.50	$14.87	24%
Shares traded - quarter (1)	50,170	171,972	(71%)
Price/book ratio	2.38	2.13	12%
Price/earnings ratio (per diluted earnings per share)	23.1	19.6	18%
Market capitalization	$81,653,000	$60,302,000	35%
Shares outstanding	4,413,686	4,055,257	9%

(1) Restated to reflect all 5% stock dividends.

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2004	2003

ASSETS
Cash and due from banks	$8,290	$11,332
Interest-bearing bank balances	3,381	4,584
Federal funds sold	6,235	8,543
Investments available for sale	70,477	70,952
Loans, net of unearned income and allowance for loan losses	236,494	215,879
Premises and equipment, net	4,031	4,151
Other assets	10,060	7,781

	$338,968	$323,222

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$37,384	$35,597
Interest-bearing demand	23,158	25,941
Savings and money market	74,901	70,814
Time deposits, $100,000 and over	60,406	58,092
Other time deposits	52,663	58,799

	248,512	249,243

FHLB advances	53,634	41,700
Other liabilities	2,539	2,541

Total liabilities	304,685	293,484

Shareholders' equity:
Common stock, $1.00 par value; 20,000,000 shares authorized; issued and
outstanding 4,413,686 and 4,055,257 shares	4,414	4,055
Additional paid-in capital	26,356	21,482
Retained earnings	3,090	3,771
Accumulated other comprehensive income, net	691	479
Nonvested restricted stock	(268)	(49)

Total shareholders' equity	34,283	29,738

	$338,968	$323,222

SUMMIT FINANCIAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,

	2004	2003

Interest Income:
Interest on loans	$3,538	$3,572
Interest on investment securities	872	697
Other interest income	33	60

	4,443	4,329

Interest Expense:
Interest on deposits	763	951
Other interest expense	416	417

	1,179	1,368

Net interest income	3,264	2,961
Provision for loan losses	210	173

Net interest income after provision	3,054	2,788

Noninterest income:
Service charges on deposit accounts	133	137
Merchant and credit card fees	102	100
Insurance sales commissions	139	98
Gain on sale of securities	22	174
Other income	224	252

	620	761

Noninterest expense:
Salaries, wages and benefits	1,361	1,314
Occupancy	174	169
Furniture, fixtures and equipment	158	160
Other operating expenses	549	580

	2,242	2,223

Income before income taxes	1,432	1,326
Provision for income taxes	445	417

Net income	$987	$909

Net income per common share:
Basic	$0.23	$0.22

Diluted	$0.20	$0.19

Average diluted shares outstanding	4,857,000	4,781,000

Summit Financial Corporation, www.summit-bank.com, headquartered in Greenville, SC, is the parent holding company for Summit National Bank and Freedom Finance, Inc., a consumer finance company. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services. Freedom Finance specializes in making small dollar installment loans to individuals from 11 branch locations throughout South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890